above are not met, the General Partners may repurchase a portion of such Interests or defer the repurchase of all such Interests. If the General Partners determine to defer all or a portion of the repurchase of certain Interests, the affected Limited Partners will be deemed to have priority over subsequent requests for repurchases. Investors should be aware that the General Partners have no obligation to repurchase Interests. If Interests are repurchased, the General Partner then owning such Interests shall in all respects be treated as a Limited Partner with respect to those Interests repurchased.

Special Power of Attorney

        Under the Partnership Agreement and Subscription Agreement each Limited Partner irrevocably appoints the General Partners his attorneys-in-fact to make, execute, sign, acknowledge, swear to, deliver, record and file any document or instrument which may be considered necessary or desirable by the General Partners executing the same to carry out fully the provisions of the Partnership Agreement.

Dissolution and Liquidation

        Article XV of the Partnership Agreement provides that the Partnership shall be dissolved and its business wound up upon the earliest to occur of (a) 180 days from the date of this Prospectus, unless subscriptions for 30,000 Interests are accepted by such date, (b) the date of disposition of all assets of the Partnership, (c) the date of the removal, resignation, adjudication of bankruptcy, insolvency or dissolution of a General Partner, unless the Limited Partners elect to continue the business of the Partnership, (d) that date on which Limited Partners holding a majority of Interests vote in favor of dissolution and termination, or (e) January 31, 2025.

        Upon the election by the Limited Partners to continue the business of the Partnership after an event specified in (c) above, the Partnership shall be required to purchase the General Partners' general partnership interest pursuant to Section 12.2 and Section 12.3 of the Partnership Agreement.

        Upon the completion of the liquidation of the Partnership, the General Partners have the authority to execute and record a certificate of cancellation of the Partnership, as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

                                    GLOSSARY

    As used in this Prospectus, the following definitions of terms are applicable:

        "Affiliate": (i) any person directly or indirectly controlling, controlled by, or under common control with, another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, director, partner, general trustee, or any other person acting in a substantially similar capacity of such person, and (iv) if such other person is an officer, director, partner, trustee or holder of 10% or more of the voting securities or beneficial interests of such person, any other entity for which such person acts in any capacity.

        "Average Annual Unreturned Invested Capital": The total of all the Limited Partners' Original Invested Capital reduced by the total of all Cash Distributions from Sales or Refinancings (excluding Cash Distributions from Sales or Refinancings applied to the Limited Partners' Preferred Return) to Limited Partners (but not below zero), as reflected on the partnership's books and records, weighted on a daily average basis for the period.

        "Cash Distributions from Operations": Distributions of cash receipts from Gross Revenues after (i) operating expenses (without deduction for depreciation), (ii) amounts set aside for reasonable reserves, and (iii) payments on the Partnership's other current obligations.

        "Cash Distributions from Sales or Refinancings": Distributions of cash receipts from Net Proceeds from Sales or Refinancings realized by the Partnership from sales or refinancings of the

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
    Partnership's properties after (i) amounts set aside for reasonable reserves, and (ii) payments on the Partnership's other current obligations.

        "Closing Date": Such date as designated by the General Partners as the date when the last Interest has been sold by the Partnership, but in no event later than 18 months after the Registration Statement first became effective.

        "Crozier Partners": Crozier Partners IX, Ltd.

        "Escrow Agent": MBank Dallas, N.A., Dallas, Texas, or its successor.

        "General Partners": Murray Realty Investors IX, Inc. and Crozier Partners IX, Ltd.

        "Gross Revenues": All Partnership revenues from whatever source derived, exclusive of revenues from the sale or refinancing of Partnership properties.

        "Initial Closing Date": The date on which subscriptions for the minimum of 30,000 Interests have been accepted by the General Partners.

        "Initial Limited Partner": Richard H. Shaw.

        "Interest": The limited partnership interest in the Partnership acquired by the payment of $100 to the Partnership.

        "Limited Partners": All subscribers for Interests who are admitted to the Partnership as limited partners and listed on Schedule A to the Partnership Agreement.

        "Minimum Deadline": The date that is 180 days after the date of this Prospectus.

        "MRI": Murray Realty Investors IX, Inc.

        "NASAA Guidelines": The guidelines for real estate programs as adopted by the North American Securities Administrators Association as they exist on the date the Partnership's Registration Statement is declared effective by the Securities and Exchange Commission.

        "Net Proceeds from Sales or Refinancings": The net cash realized by the Partnership from sales, refinancings or other dispositions of Partnership properties after the payment of all debts and expenses related to the transactions.

        "Organizational and Offering Expenses": Expenses incurred in connection with the organization of the Partnership and the offering of the Interests (excluding selling commissions and the dealer manager fee), including legal fees, accounting fees, printing costs, filing and qualification fees, reimbursement of expenses (excluding salaries and related salary expenses incurred during the organization of the Partnership) incurred by the General Partners or their Affiliates and other disbursements in connection with the sale and distribution of Interests.

        "Original Invested Capital": An amount equal to $100 per Interest.

        "Partner": Any General Partner, Limited Partner or, until the Initial Closing Date, the Initial Limited Partner.

        "Partnership": The partnership created under the Amended and Restated Certificate and Agreement of Limited Partnership attached as Exhibit A.

        "Partnership Agreement": The Amended and Restated Certificate and Agreement of Limited Partnership attached as Exhibit A.

        "Preferred Return": The cumulative preferred return to each Limited Partner equal to 10% per annum on his Average Annual Unreturned Invested Capital from either Cash Distributions from Operations or Cash Distributions from Sales or Refinancings. Such cumulative preferred return shall be calculated from the beginning of the first full fiscal quarter after such Limited Partner purchased such Interest. A Limited Partner shall be deemed to have purchased an Interest as of

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

    the date on which the purchase of such Interest is reflected on the certificate of limited partnership filed with the Secretary of State of Texas.

        "Property Management Fee": The fee payable for property management services.

        "Prospectus": The prospectus contained in the Registration Statement, as amended or supplemented.

        "Registration Statement": The Partnership's Registration Statement on Form S-11 filed with the Securities and Exchange Commission and as amended from time to time.

        "Repurchase Fund": 25% of MRI's share of Cash Distributions from Operations to be used to repurchase Limited Partner Interests under certain circumstances.

        "Subordinated Amount": MRI's unpaid Cash Distributions from Operations subordinated to the Limited Partners' 7% noncumulative annual return.

                                  THE OFFERING

        Subject to the conditions set forth in this Prospectus and in accordance with the terms and conditions of the Partnership Agreement, the Partnership offers through the Dealer Manager 300,000 Interests at $100 per Interest, subject to the right of the Dealer Manager to increase the offering by up to an additional 200,000 Interests. Except for investors in certain states that have imposed higher purchase requirements as set forth in the Subscription Agreement, a form of which is included as Exhibit B, the minimum subscription for an Individual Retirement Account or a Keogh Plan is 20 Interests. The minimum subscription for other investors is 50 Interests.

        The Interests are being offered on a "best efforts" basis through Murray Securities Corporation (the "Dealer Manager"), an Affiliate of the General Partners. As compensation for their services in soliciting and obtaining subscribers for the purchase of the Interests, the Partnership has agreed to pay the Dealer Manager a commission of up to a maximum of 8% of the gross proceeds on all sales made directly by it or by other dealers in accordance with the following schedule:

                      Amount of Investment
                      --------------------        Commission
                         From        To              Rate
                      ----------  --------        ----------
                      $    2,000  $ 99,999             8%
                         100,000   249,999             7%
                         250,000   499,999             6%
                         500,000   749,999             5%
                         750,000   999,999             4%
                       1,000,000 and over              2%

        Subscriptions may be combined for the purpose of determining the total commissions payable in the case of subscriptions made by any investor who, subsequent to his initial purchase of Interests, subscribes for the purchase of additional Interests. To be eligible for combination, subscriptions must be identical for all of the following: registration, type of ownership and tax identification or social security number. Any request to combine subscriptions will be subject to verification by the General Partners that all of such subscriptions were made by a single investor. In such an event, the commission payable with respect to the initial purchase of Interests will be computed using the commission schedule set forth above. The commission payable with respect to any subsequent purchase of Interests will equal the commission that would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously, less the commissions that previously have been paid with respect to all prior purchases of Interests by such an investor. The difference between 8% of the gross proceeds from the sale of Interests and the amount payable to the Dealer Manager with respect to such sale will be reimbursed to the Limited Partner as soon as possible after his admission to the Partnership or, at the option of such Limited Partner, as evidenced on his executed subscription agreement in the form of Exhibit B hereto, will be applied to

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